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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K
                                 Current Report



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 23, 1999
                              (December 17, 1999)


                                SHOWPOWER, INC.
             (Exact name of registrant as specified in its charter)


    Delaware                    1-14215                     94-4678707
(State or other                 (Commission                 (IRS Employer
jurisdiction of                 File Number)                Identification No.)
incorporation)


        18420 South Santa Fe Avenue, Rancho Dominguez, California 90221
                    (Address of principal executive offices)


Registrant's telephone number, including area code: (310) 604-9676


                                 Not Applicable
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

         On December 17, 1999, Showpower, Inc. (the "Registrant") entered into an Agreement and Plan of Merger (the "Merger Agreement") with GE Energy Services, Inc. ("Parent"), and GE Power Acquisition Corp., formerly known as Emmy Acquisition Corp., a wholly owned subsidiary of Parent ("Buyer"), pursuant to which (a) Buyer agreed to commence a cash tender offer (the "Offer") for all outstanding shares of common stock of the Registrant (the "Shares") at $7.00 per share; and (b) as soon as reasonably practical after the consummation of the Offer, Buyer will merge with and into the Registrant, with the Registrant being the surviving corporation of the merger (the "Merger").

         In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Registrant or held by any of the Registrant's wholly-owned subsidiaries, or by Parent, Buyer or any other wholly-owned subsidiary of Parent and Shares held by stockholders validly exercising appraisal rights pursuant to the General Corporation Law of the State of Delaware) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $7.00 (or any higher price Buyer determines in its sole discretion to pay in the Offer) per Share.

         The Offer is subject to satisfaction of certain conditions in the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, the Registrant has agreed to pay Parent a termination fee of $1.5 million.

         In connection with the Merger Agreement, the Buyer and Parent entered into Tender Agreements dated as of December 17, 1999 (the "Tender Agreements") with each of the following stockholders of the Company: John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson, David C. and Annika Bernstein, Vincent A. Carrino and Eric C. Jackson (the "Tendering Stockholders"). Pursuant to the Tender Agreements, the Tendering Stockholders have agreed to tender into the Offer an aggregate of 1,490,374 Shares owned of record by the Tendering Stockholders (the "Committed Shares") and, with the exception of Vincent A. Carrino and Eric C. Jackson, will vote the Committed Shares in favor of the Merger and against certain competing transactions. Buyer, Parent and each of the Tendering Stockholders have also entered into Indemnification Agreements dated as of December 17, 1999 (the "Indemnification Agreements") pursuant to which, among other things, the Tendering Stockholders have agreed to indemnify Buyer and Parent with respect to third party claims arising out of or relating to breaches of the representations and warranties contained in the Merger Agreement. The Tendering Stockholders have also agreed that, among other things, unless the Merger Agreement is terminated in accordance with its terms, such Tendering Stockholders will not transfer the Committed Shares. The Committed Shares represent approximately 38.1% of the Shares that, as of December 17, 1999, were issued and outstanding assuming the exercise of all "in-the-money" stock options.

         The foregoing description is qualified in its entirety by the copies of the Merger Agreement, Tender Agreements and Indemnification Agreements which are filed as exhibits to this report and such agreements are incorporated by reference herein.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits:

         10.1 Agreement and Plan of Merger, dated as of December 17, 1999, among Parent, Buyer and the Registrant.

         10.2     Form of Tender Agreement dated as of December 17, 1999.

         10.3     Form of Indemnification Agreement dated as of December 17,
1999.

         99.1 Text of press release issued by Parent and the Registrant dated December 20, 1999.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  December 23, 1999          SHOWPOWER, INC.



                                   By: /s/ John J. Campion
                                       ----------------------------------------
                                       John J. Campion, Chief Executive Officer



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                                 EXHIBIT INDEX



         10.1 Agreement and Plan of Merger dated as of December 17, 1999, among Parent, Buyer and the Registrant.

         10.2     Form of Tender Agreement, dated as of December 17, 1999.

         10.3     Form of Indemnification Agreement dated as of December 17,
1999.

         99.1 Text of press release issued by Parent and Registrant dated December 20, 1999.



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